Exhibit 10.40

EXECUTIVE SEVERANCE AGREEMENT

THIS AGREEMENT is entered into as of the 1st day of October 2007 by and between Rackspace US, Inc., a Texas corporation (the “Company”), and David Belle-Isle (“Employee”).

WITNESSETH

WHEREAS, the Company is indirectly owned, in whole, by Macro Holding, Inc., a Delaware corporation (the “Parent Company”); and

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company, the Parent Company and its stockholders; and

WHEREAS, of even date herewith, Employee has been named as a senior officer of the Company and the Parent Company; and

WHEREAS, the Company has determined that it is in the best interests of the Company, the Parent Company, and its stockholders to ensure Employee’s undivided dedication to his duties without being influenced by the Employee’s uncertainty as to the Employee’s employment;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Employee hereby agree as follows:

1. Definitions: As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Cause” shall mean (i) gross negligence or willful misconduct in the performance of Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company (as determined by the CEO or the Board of Directors of the Parent Company in good faith), (ii) material and willful violation of any federal or state law causing material harm to the standing and reputation of the Company (as determined by the CEO or Board of Directors of the Parent Company in good faith), (iii) conviction of a felony or crime involving moral turpitude, causing material harm to the standing and reputation of the Company (as determined by the CEO or Board of Directors of the Parent Company in good faith), or (iv) the death or Disability of the Employee.

(b) “Disability of Employee” means, the expiration of a continuous period of one hundred and eighty (180) days during which Employee is unable to perform his assigned duties due to physical or mental incapacity.

(c) “Involuntary Termination” means voluntary resignation by Employee upon 30 days prior written notice to the Company, following (i) a material reduction or change in the duties, responsibilities and requirements inconsistent with the Employee’s position with the

Company and Employee’s prior duties, responsibilities and requirements (taking into account the difference in job title and duties that may occur following an acquisition but that do not actually result in a material change in Employee’s job duties, responsibilities and requirements), which, after written notice from the Employee to the Company that such reduction or change constitutes an Involuntary Termination is not appropriately modified by the Company within ten business days of such written notice; (ii) any reduction in base compensation; or (iii) a requirement that Employee relocate to a location more than 100 miles from the Company’s current location.

2. Severance Benefit. If within twelve (12) months from the date of this Agreement, Employee’s employment is terminated by the Company or its successor for any reason other than Cause (as defined above) or Employee becomes subject to an Involuntary Termination (as defined above), upon receipt of a general release in a form satisfactory to Company, Employee will be entitled to receive continuation of an annualized base salary of $250,000 per year payable for a period of 12 months.

3. Employment with the Company. Employee agrees that he is an employee-at-will and that nothing in this Agreement shall create any express or implied right of continued employment by the Company. Employee’s employment may be terminated at any time by the Company with or without Cause.

4. Successors; Binding Agreement.

(a) This Agreement shall be binding on the Company, its successors and assigns.

(b) This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

If to the Employee: At the last known address shown in the Company’s personnel records.

If to the Company:	Rackspace US, Inc.
9725 Datapoint Drive, Suite 100
San Antonio, TX 78229
Attention: General Counsel

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 5.

6. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Texas without regard to the principle of conflicts of laws.

7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

8. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Employee and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Employee or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Employee or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Employee, Employee’s estate or Employee’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Employee, Employee’s estate or Employee’s beneficiaries under any other employee benefit plan or compensation program of the Company, except as herein specifically provided.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Employee has executed this Agreement as of the day and year first above written.

COMPANY:

RACKSPACE US, INC.

By:	/s/ Lanham Napier
Lanham Napier, President

EMPLOYEE:

/s/ David Belle-Isle
DAVID BELLE-ISLE

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